Exhibit 23.5

Date:2026/10/01

TOP Financial Group Limited,

4201 Main Street

Suite 200

Houston, Texas 77002

Re: Consent letter

Ladies and Gentlemen,

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by TOP Financial Group Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.For the purpose of our opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

We refer to the registration statement on Form F-1 for resale (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) .

We consent to the references to our name under the heading “Prospectus Summary”and “Legal Matters” in the Registration Statement. We also consent to the filing of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully，

/s/ Guangdong Wesley Law Firm

Guangdong Wesley Law Firm